EXHIBIT 99.1

Oil States Announces Board Approval to Expand Oil Sands Operations

HOUSTON, May 18, 2010 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) announced today that its Board of Directors has approved capital expenditures to expand its accommodations operations in the oil sands region of northern Alberta, Canada. The Board authorized the Company's Canadian subsidiary, PTI Group Inc. ("PTI"), to spend additional capital totaling approximately US$62 million to expand three existing facilities, the PTI Athabasca Lodge, the PTI Beaver River Executive Lodge and the PTI Conklin Lodge, by 796 rooms and to purchase 132 leased rooms currently installed at the PTI Conklin Lodge.

PTI Athabasca Lodge and the PTI Beaver River Executive Lodge are located north of Fort McMurray, Alberta, in the heart of the oil sands developments. Upon the completion of the expansion plans in the fourth quarter of 2011, the Athabasca Lodge will have 1,965 rooms. After the expansion is complete, the Beaver River Executive Lodge, adjacent to the PTI Athabasca Lodge, will have 876 rooms, providing executive level accommodations for middle and upper management working in the oil sands region.

PTI's Conklin Lodge, located South of Fort McMurray, provides full scope accommodations with dorm style, private and executive suite style rooms. Upon the completion of the expansion plans in the fourth quarter of 2010, the Conklin Lodge will have a total of 832 rooms. The Conklin Lodge provides first class accommodations for many of the growing SAGD developments in the southern Athabasca oil sands region.

All of the oil sands lodges provide PTI's full suite of first-class accommodations and services including catering, ancillary and convenience services, internet service, conference rooms and leisure facilities for fitness, entertainment and relaxation.

"PTI is excited about the expansion of its oil sands operations," stated Ron Green, PTI's President and Chief Executive Officer. "We have been active partners to oil sands developers for over twenty years. With the competitive labor market in Canada, providing superior accommodations for personnel can be a competitive advantage in securing and retaining talented tradesmen."

"Our accommodations business gives Oil States a significant exposure to oil sands activity which is unique for an oilfield services company," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Over the past five years, we have organically grown our oil sands presence into the largest third party provider of accommodations in the region. With our four major lodges and our mobile camp fleet, we are well positioned to serve our customers' changing and growing accommodations needs."

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582